Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121
Telephone: 858 202 9000 Fax: 858 202 9001

For Immediate Release

Contacts:	John Sharp
SEQUENOM, Inc.
Principal Financial Officer
(858) 202-9032
jsharp@sequenom.com

SEQUENOM REPORTS FOURTH QUARTER AND FULL-YEAR 2005 FINANCIAL RESULTS

San Diego, Mar. 28, 2006 – SEQUENOM, Inc. (NASDAQ: SQNM) today reported financial results for the fourth quarter and full-year ended December 31, 2005, as well as corporate goals and guidance for 2006.

SEQUENOM’s revenues for the fourth quarter were $4.4 million, compared to $6.1 million for the fourth quarter of 2004. Revenues for 2005 were $19.4 million, compared to $22.4 million for the prior year. Total costs and expenses for the quarter were $11.5 million, compared to $13.0 million for the fourth quarter of 2004. Total costs and expenses for 2005 were $47.2 million, compared to $58.6 million for the prior year.

The net loss for the fourth quarter was $7.0 million, or $0.17 per share, compared to $6.6 million, or $0.16 per share for the fourth quarter of 2004. The net loss for 2005 was $26.4 million, or $0.66 per share, compared to $34.6 million, or $0.87 per share for 2004. On December 31, 2005, the Company held cash, cash equivalents, short-term investments and restricted cash totaling $8.7 million.

“Our strategy to restart growth in our core business is beginning to show results. Our MassARRAY® system sales pipeline is robust, and the number of potential customers for our service business initiated in the fourth quarter continues to grow,” said Harry Stylli, MBA, Ph.D., President and Chief Executive Officer of Sequenom. “The cost savings and restructuring steps taken during the third and fourth quarters of 2005 will positively impact 2006. We also launched our iPLEXTM multiplexing assay in late 2005 and this application, coupled to the Company’s proprietary MassARRAY Compact system, is expected to be the primary contributor to top line revenue growth in 2006. Our collaboration with Siemens Medical Solutions has delivered positive results which underscores the potential of the MassARRAY platform for nucleic acid testing in molecular diagnostics research.”

SEQUENOM Reports Fourth Quarter and Year-End 2004 Financial Results

The financial results in this press release are unaudited. Our complete, audited financial statements for the year ended December 31, 2005 will be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission no later than March 31, 2006. We expect that the Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K will include an additional paragraph regarding our ability to continue as a going concern.

2005 Highlights

•	Launched iPLEXTM Assay. Our iPLEX assay significantly increases the level of multiplexing and thereby reduces the cost per genotype to less than 5 cents.

•	Received Positive Feedback from Benchmarking Study Funded by Siemens Medical Solutions. Under the study, we installed MassARRAY systems at Specialty Laboratories, Inc. in the U.S. and bioscientia GmbH in Germany to benchmark the MassARRAY system in a molecular diagnostic research testing environment. Preliminary data from the in-depth research study shows that the MassARRAY technology has competitive advantages in throughput and overall performance, including cost, compared to leading commercial technologies.

•	Secured Rights to Key Non-Invasive Prenatal Diagnostic Intellectual Property. We acquired exclusive rights in certain countries including the United States, United Kingdom and other countries in Europe and elsewhere, to intellectual property related to non-invasive prenatal diagnostic applications. The intellectual property covers non-invasive prenatal genetic analysis on fetal nucleic acids derived from maternal plasma or serum on any platform including, but not limited to, mass spectrometry and real time polymerase chain reaction amplification platforms.

•	Introduced Service Business. Both as a complement and an alternative to our product offerings, our DNA genotyping, quantitative gene expression, and quantitative methylation analysis service business provides researchers with access to these sensitive and precise applications for disease detection research and classification, and other needs.

2006 Corporate Goals and Financial Guidance

With the launch of our EpiTYPERTM assay, an enabling tool for DNA methylation marker research, and our QGE iPLEX multiplex assay, a research tool for quantitative gene expression analysis, behind us, other goals for 2006 include:

•	$10 Million in Cash Flow Savings Compared to 2005. Based on our cost-cutting measures initiated in late 2005, our continuous monitoring of costs, and our expected improvement in sales revenues for 2006, we expect that our cash use in 2006 will be reduced by $10 million compared to 2005.

•	iPLEX II Launch. Our scientists are developing the next version of our iPLEX assay, which should reduce cost per genotype from 5 cents to 3 cents and further improve data quality. We expect this assay to be available in the 4th quarter.

•	Development and Validation of Proprietary Fetal DNA Enrichment Method. This technical milestone is key for the development and commercialization of certain non-invasive prenatal diagnostic research assays, such as assays for Down’s syndrome. We expect to complete this project in the 3rd quarter.

SEQUENOM Reports Fourth Quarter and Year-End 2004 Financial Results

•	Collaborations with Leading CLIA Labs. Our first non-invasive prenatal diagnostic research use assay for Rhesus D is expected to be launched in early 2007. In advance of the launch, we will need to establish relationships with CLIA-certified laboratories.

For 2006, we expect total revenues to be approximately $24 million, or nearly 25% growth in revenue compared to 2005, with the potential for further upside revenues from our business development and service business activities. We expect our operating expenses for 2006 to be consistent with 2005, as the cost savings that result from our cost reduction measures implemented in late 2005 will be offset by our investment in the development of non-invasive prenatal diagnostic research use tests. We expect to use approximately $15 million in cash in 2006. As of January 1, 2006, we have adopted SFAS No. 123R, “Share-based Payments,” which requires us to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards. While we have not yet completed our analysis, we expect the adoption of SFAS No. 123R will have a material impact on our results of operations in 2006.

Web Cast of Conference Call

SEQUENOM’s management will hold a conference call Tuesday, March 28, 2006 at 1:00 p.m. EST to discuss the Company’s fourth quarter and full-year 2005 results, scientific achievements and milestones as well as corporate goals for 2006. A live web cast is available at http://www.videonewswire.com/event.asp?id=32914 and through a link that is posted on the Company’s web site at www.sequenom.com. The web cast will be available online through April 18, 2006. A telephone replay of the conference call also will be available for 48 hours at (800) 695-2122 or (402) 530-9027, ID: SEQUENOM.

About SEQUENOM

SEQUENOM is committed to providing the best genetic analysis products that translate genomic science into superior solutions for non-invasive prenatal testing, biomedical research, molecular medicine and agricultural applications. The Company’s proprietary MassARRAY® system is a high-performance DNA analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. The Company has exclusively licensed intellectual property rights for the

SEQUENOM Reports Fourth Quarter and Year-End 2004 Financial Results

development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY system and other platforms.

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SEQUENOM®, MassARRAY®, iPLEXTM, and EpiTYPERTM are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s sales pipeline for the MassARRAY platform, potential customers for the Company’s service business, the impact of cost savings and restructuring in 2006, expected contributions to top line revenue growth in 2006, the potential of the MassARRAY platform in molecular diagnostics research, and all of the statements under 2006 Corporate Goals and Financial Guidance are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s technologies, market acceptance of the Company’s products, reliance upon the collaborative efforts of others, product development and commercialization, and other risks detailed from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and most recent Quarterly Report on Form 10-Q. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated	Summary of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues:
Consumables	$2,763	$3,620	$11,007	$13,162
Other product related	1,635	1,929	8,063	7,864
Services	—	—	—	199
Research	—	547	351	1,224

Total revenues	4,398	6,096	19,421	22,449
Costs and expenses:
Cost of product & service revenue	2,565	2,390	10,370	11,361
Research and development expenses	2,992	3,900	11,763	18,604
Selling and marketing expenses	2,465	2,915	10,925	11,158
General and administrative expenses	2,752	2,766	11,213	12,141
Restructuring charge	279	363	593	2,207
Amortization of acquired intangibles	503	681	2,014	3,075
Amortization of deferred stock-based compensation	(31)	—	311	52

Total costs and expenses	11,525	13,015	47,189	58,598

Operating loss	(7,127)	(6,919)	(27,768)	(36,149)
Net interest income	55	101	308	339
Other income, net	(113)	(46)	94	33

Loss before income taxes	(7,185)	(6,864)	(27,366)	(35,777)
Deferred income tax benefit	232	296	929	1,152

Net loss	$(6,953)	$(6,568)	$(26,437)	$(34,625)

Net loss per share, basic and diluted:	$(0.17)	$(0.16)	$(0.66)	$(0.87)
Weighted average of shares outstanding, basic and diluted	39,991	39,944	39,829	39,720

Consolidated Balance Sheet Information

	December 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents, short-term
investments and restricted cash	$8,678	$37,943
Property, equipment and leasehold
improvements, net	5,621	6,722
Other assets, including intangibles	10,137	13,821

Total assets	$24,436	$58,486

Liabilities and Stockholders’ Equity:
Deferred revenue	1,501	1,424
Other liabilities	11,092	18,990
Stockholders’ equity	11,843	38,072

Total liabilities and stockholders’ equity	$24,436	$58,486